Exhibit 99.1

5300 Town and Country Blvd., Suite 500 Frisco, Texas 75034 Telephone: (972) 668-8800 Contact: Roland O. Burns Sr. Vice President and Chief Financial Officer Web Site: www.comstockresources.com
NEWS RELEASE

For Immediate Release
COMSTOCK RESOURCES, INC. ACQUIRES ADDITIONAL
INTEREST IN BOIS d’ARC ENERGY, INC.
FRISCO, TEXAS, August 28, 2006 — Comstock Resources, Inc. (“Comstock” or the “Company”) (NYSE:CRK) announced today that it has agreed to purchase 2,250,000 shares of Bois d’Arc Energy, Inc. (“Bois d’Arc”) (NYSE: BDE) common stock for $35.9 million or $15.94 per share, the closing market price for the stock on August 25, 2006. The sale of common stock is expected to close by August 31, 2006. The proceeds from the sale will be used by Bois d’Arc to fund a $19.2 million property acquisition and to provide capital for Bois d’Arc’s ongoing exploration program. Subsequent to the sale, Comstock will own 32,185,761 shares of Bois d’Arc’s common stock which represents 49.4% of the basic shares outstanding and 48.5% of the total shares eligible to vote.
This press release may contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.
Comstock Resources, Inc. is a growing independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Louisiana and Texas and in the Gulf of Mexico through its ownership in Bois d’Arc Energy, Inc. (NYSE: BDE). The Company’s stock is traded on the New York Stock Exchange under the symbol CRK.